Exhibit 99.1

April 26, 2018

USD Partners Announces Twelfth Consecutive Quarterly Distribution Increase to $0.3525 per Unit and First Quarter 2018 Earnings Release Date

HOUSTON - USD Partners LP (NYSE: USDP) (the “Partnership”) announced today that the Board of Directors of its general partner declared a quarterly cash distribution of $0.3525 per unit for the first quarter of 2018 ($1.41 per unit on an annualized basis), representing an increase of $0.0025 per unit or 0.7% over the prior quarter and 5.2% over the first quarter of 2017. The distribution is payable on May 11, 2018, to unitholders of record at the close of business on May 7, 2018.

Recent Commercial Developments

During March and April 2018, the initial customer of the Stroud terminal (“Stroud customer”), an investment grade multi-national energy company, secured the remaining available capacity at the Stroud terminal from USD Marketing LLC for periods beginning in the second quarter of 2018 and ending in June 2019 and January 2020, pursuant to the Marketing Services Agreement established with the Partnership at the time of the Stroud acquisition.

Similarly, the Partnership obtained origination capacity from customers of the Hardisty terminal and immediately contracted with the Stroud customer for this capacity at the same economic terms as the initial customer agreements. Consistent with the new agreements for destination capacity at the Stroud terminal, the Hardisty origination capacity was contracted for corresponding periods beginning in the second quarter of 2018 and ending in June 2019 and January 2020 (the later representing a seven month extension over the original Hardisty contract term). As a result, the Stroud customer increased its contracted position from approximately 25% to nearly half of the existing capacity at the Hardisty terminal.

The terminalling services agreements related to the portion of the Stroud customer’s origination and destination capacity through June 2019 contemplate a deadline of August 31, 2018, to extend the terms of these agreements at both the Hardisty and Stroud terminals.

First Quarter 2018 Earnings Release Date and Conference Call Information

The Partnership plans to report first quarter 2018 financial and operating results after market close on Monday, May 7, 2018. The Partnership will host a conference call and webcast regarding first quarter 2018 results at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Tuesday, May 8, 2018.

To listen live over the Internet, participants are advised to log on to the Partnership’s website at www.usdpartners.com and select the “Events & Presentations” sub-tab under the “Investors” tab. To join via telephone, participants may dial (877) 266-7551 domestically or +1 (339) 368-5209 internationally, conference ID 9349759. Participants are advised to dial in at least five minutes prior to the call.

An audio replay of the conference call will be available for thirty days by dialing (800) 585-8367 domestically or +1 (404) 537-3406 internationally, conference ID 9349759. In addition, a replay of the audio webcast will be available by accessing the Partnership's website after the call is concluded.

About USD Partners LP
USD Partners LP is a fee-based, growth-oriented master limited partnership formed in 2014 by US Development Group, LLC (“USDG”) to acquire, develop and operate midstream infrastructure and complementary logistics solutions for crude oil, biofuels and other energy-related products. The Partnership generates substantially all of its operating cash flows from multi-year, take-or-pay contracts with primarily investment grade customers, including major integrated oil companies and refiners. The Partnership’s principal assets include a network of crude oil terminals that facilitate the transportation of heavy crude oil from Western Canada to key demand centers across North America. The Partnership’s operations include railcar loading and unloading, storage and blending in on-site tanks, inbound and outbound pipeline connectivity, truck transloading, as well as other related logistics services. In addition, the Partnership provides customers with leased railcars and fleet services to facilitate the transportation of liquid hydrocarbons and biofuels by rail.
USDG, which owns the general partner of USD Partners LP, is engaged in designing, developing, owning, and managing large-scale multi-modal logistics centers and energy-related infrastructure across North America. USDG solutions create flexible market access for customers in significant growth areas and key demand centers, including Western Canada, the U.S. Gulf Coast and Mexico. Among other projects, USDG is currently pursuing the development of a premier energy logistics terminal on the Houston Ship Channel with capacity for substantial tank storage, multiple docks (including barge and deepwater), inbound and outbound pipeline connectivity, as well as a rail terminal with unit train capabilities. For additional information, please visit texasdeepwater.com.
Qualified Notice to Nominees

This release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that we believe that 100 percent of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not the Partnership, are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of U.S. federal securities laws, including statements with respect to the amount and timing of the Partnership’s first quarter 2018 cash distribution. Words and phrases such as “is expected,” “is planned,” “believes,” “projects,” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to the Partnership are based on management’s expectations, estimates and projections about the Partnership, its interests and the energy industry in general on the date this press release was issued. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include those as set forth under the heading “Risk Factors” in the Partnership’s most recent Annual Report on Form 10-K and in our subsequent filings with the Securities and Exchange Commission. The Partnership is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact

Adam Altsuler, (281) 291-3995
Senior Vice President and Chief Financial Officer